Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com Lance Cornell, CFO, lance.cornell@trcr.com
404-364-8000

July 26, 2007

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 32% REVENUE GROWTH

AND EARNINGS PER SHARE OF $0.16 FOR THE SECOND QUARTER

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR) today announced its results for the quarter ended June 30, 2007.

Revenue for the second quarter of 2007 was $10,519,000, an increase of $2,528,000, or 32%, over second quarter 2006 revenue of $7,991,000. Earnings per share was $0.16 in the second quarter of 2007 compared to $0.03 in the second quarter of 2006.

The $2,528,000 increase in revenue consisted of revenue from new customers of $1,840,000, increased revenue from existing customers of $584,000 and revenue contributed from the January 16, 2007 acquisition of OTP Technologies, Inc. of $415,000, offset by a decrease in revenue of $203,000 from customers who terminated their contracts in 2006 and a decrease in other revenue of $108,000. Excluding the impact of the OTP acquisition, revenue increased 26%.

Jeff McKee, Senior Vice President of Sales and Marketing, stated, “We have sold new business in 2007 which represents approximately $3.4 million in annual revenue and currently have an implementation backlog of approximately $1.9 million in annual revenue. We expect to implement this backlog during the third quarter. Our sales pipeline continues to grow as our service reputation spreads.”

Gross profit increased $1,298,000, or 68%, to $3,217,000 in the second quarter of 2007 from $1,919,000 in the second quarter of 2006. As a percentage of revenue, gross profit increased to 31% in the second quarter of 2007 from 24% in the second quarter of 2006. The improvement is attributable to the productivity gains from the Company’s speech recognition-enabled BeyondTXT platform, the growth of the semi-variable portion of direct costs at a slower rate than the rate of revenue growth and the use of offshore transcription resources.

Sue McGrogan, Chief Operating Officer, stated, “Strong customer retention has been a key to our success over the last 18 months. Although one small customer announced they will leave in July, one of the two that we lost in the first quarter has returned. We were also pleased to see gross profit remain above 30% of revenue for the second consecutive quarter. Roughly 23% of the Company’s total volume was edited on BeyondTXT in the second quarter. We also processed roughly 13% of our total transcription volume offshore in the second quarter, compared to almost none in the second quarter of last year. As the speech recognition and offshore rollouts continue, we expect higher editing and offshore volume to have a positive impact on future profitability.”

Operating expenses, consisting of selling, research and development, general and administrative, and depreciation and amortization expenses, increased by $234,000, or 15%, to $1,764,000 in the second quarter of 2007 compared to $1,530,000 in the second quarter of 2006. Operating expenses decreased to 17% of revenue in the second quarter of 2007 compared to 19% of revenue in the second quarter of 2006. The increase in operating expenses can be attributed to higher legal fees, compliance fees associated with the Sarbanes-Oxley Act of 2002, increases in staffing and compensation and the Company’s match to our employees’ 401k retirement plan contributions. The reduction in operating expenses as a percentage of revenue can be attributed to ongoing control over operating expenses as the Company grows.

Operating income was $1,453,000, or 14% of revenue in the second quarter of 2007, compared to $389,000, or 5% of revenue, in the second quarter of 2006.

The Company’s effective tax rate was essentially zero for the second quarter of 2007. As of June 30, 2007, the Company has net operating loss carryforwards of approximately $16.8 million available to offset future taxable income and net deferred tax assets of approximately $6.0 million. We have recorded a valuation allowance of approximately $6.0 million against these net deferred tax assets based upon our determination that the realization of the net operating losses in the future was not sufficiently predictable. If we determine in the future that it is more likely than not that the net operating loss carryforwards will be utilized, the valuation allowance would be reduced, resulting in a credit to income tax expense in that period. Without the valuation allowance, the Company’s effective income tax rate would be approximately 39%, although the cash actually expended for income taxes would be nominal until the net operating loss carryforwards are fully utilized.

Net income for the second quarter of 2007 was $1,373,000, or $0.16 per share, compared to $225,000, or $0.03 per share, in the second quarter of 2006. Net income was 13% of revenue in the second quarter of 2007 compared to 3% of revenue in the second quarter of 2006. If the Company’s effective tax rate had been 39%, net income would have been $836,000, or $.10 per share, for the second quarter of 2007. The January 2007 acquisition of OTP Technologies, Inc. contributed approximately $.01 to second quarter earnings per share.

Cash flow from operations for the second quarter of 2007 was $1,590,000.

As of June 30, 2007, the Company had $1,194,000 of cash, up from $215,000 at the beginning of the year. Accounts receivable of $4,738,000 represented 41 days of revenue outstanding. The Company had $2,429,000 of working capital and a current ratio of 1.6:1 as of June 30, 2007. Total debt decreased to $2,200,000 as of June 30, 2007, compared to $4,290,000 as of December 31, 2006. The Company had no bank debt as of June 30, 2007.

Lance Cornell, Chief Financial Officer, stated, “I am very pleased with our cash flow from operations for the quarter and the resulting increase in cash and reduction in debt. Our cash on hand plus the availability on our credit facility give us the capacity to help fund potential acquisitions. I would also like to announce that after several months of work, we have implemented perhaps the best telecommunications infrastructure in the industry, a design which maximizes dictation reliability for our customers by allowing us to re-route incoming call volume quickly across redundant providers in the event of national carrier or local loop outages.”

Larry Gerdes, President and Chief Executive Officer, concluded, “I am extremely pleased with our second quarter results. I must point out that these results would not have been possible without the dedication of our employees. Although we can always improve, I believe we are the best transcription company to work for in the U.S. Our goal is to make sure that everyone at Transcend feels the same way and that others in the industry recognize this and beat a path to our door. I want to thank our employees for their commitment to delivering high quality documents to our customers on time, 24 hours a day, 365 days a year. We are very well-positioned in our industry right now. When a hospital is seeking a firm with a national reputation for quality and value, Transcend is the logical choice. I want to thank our customers for putting their ongoing trust in our company.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on July 26, 2007 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724

(the international dial-in number), enter the conference identification number 6989500 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 6989500 from two hours after the completion time of the conference call until midnight on August 2, 2007.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$10,519,000	$7,991,000	$20,941,000	$16,002,000
Direct costs	7,302,000	6,072,000	14,540,000	12,328,000

Gross profit	3,217,000	1,919,000	6,401,000	3,674,000

Operating expenses:
Sales and marketing	164,000	123,000	296,000	228,000
Research and development	182,000	95,000	323,000	184,000
General and administrative	1,212,000	1,099,000	2,494,000	2,170,000
Depreciation and amortization	206,000	213,000	406,000	412,000

Total operating expenses	1,764,000	1,530,000	3,519,000	2,994,000

Operating income	1,453,000	389,000	2,882,000	680,000

Interest expense, net	75,000	154,000	190,000	288,000

Income before income taxes	1,378,000	235,000	2,692,000	392,000

Income taxes	5,000	10,000	22,000	17,000

Net income	$1,373,000	$225,000	$2,670,000	$375,000

Basic earnings per share:
Earnings per share	$0.17	$0.03	$0.33	$0.05

Weighted average shares outstanding	8,203,000	7,908,000	8,129,000	7,907,000

Diluted earnings per share:
Earnings per share	$0.16	$0.03	$0.31	$0.05

Weighted average shares outstanding	8,729,000	7,971,000	8,606,000	7,955,000

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited and rounded to the nearest thousand)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,194,000	$215,000
Accounts receivable, net of allowance for doubtful accounts of $157,000 and $115,000 at June 30, 2007 and December 31, 2006, respectively	4,738,000	4,578,000
Prepaid expenses and other current assets	350,000	78,000

Total current assets	6,282,000	4,871,000
Property and equipment:
Computer equipment	3,434,000	3,371,000
Software	3,148,000	2,907,000
Furniture and fixtures	291,000	291,000

Total property and equipment	6,873,000	6,569,000
Accumulated depreciation and amortization	(5,559,000)	(5,235,000)

Property and equipment, net	1,314,000	1,334,000
Intangible assets:
Goodwill	4,574,000	3,686,000
Other intangible assets	855,000	575,000

Total intangible assets	5,429,000	4,261,000
Accumulated amortization	(297,000)	(216,000)

Intangible assets, net	5,132,000	4,045,000
Other assets	342,000	370,000

Total assets	$13,070,000	$10,620,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Promissory note payable to related parties	$1,277,000	$1,209,000
Accounts payable	443,000	250,000
Accrued compensation and benefits	1,543,000	1,233,000
Other accrued liabilities	590,000	518,000

Total current liabilities	3,853,000	3,210,000

Long term liabilities:
Line of credit	—	1,163,000
Promissory note payable to related parties	220,000	1,167,000
Promissory note payable	703,000	751,000
Other liabilities	16,000	22,000

Total long term liabilities	939,000	3,103,000
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at June 30, 2007 and December 31, 2006	—	—
Common Stock, $0.05 par value; 15,000,000 shares authorized at June 30, 2007 and December 31, 2006; 8,359,000 and 7,842,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	418,000	392,000
Additional paid-in capital	29,630,000	28,355,000
Retained deficit	(21,770,000)	(24,440,000)

Total stockholders’ equity	8,278,000	4,307,000

Total liabilities and stockholders’ equity	$13,070,000	$10,620,000